Exhibit 23.3

                                    CONSENT
                                      OF
                               SMITH BARNEY INC.

            We hereby consent to (i) the inclusion of our opinion letter to the Board of Directors of FoxMeyer Corporation ("FoxMeyer") as Annex B to the Joint Proxy Statement/Prospectus of FoxMeyer and National Intergroup, Inc. ("NII") relating to the proposed merger of FoxMeyer with and into FoxMeyer Acquisition

Corp., a wholly owned subsidiary of NII, and (ii) all references made to our firm and such opinion in such Joint Proxy Statement/Prospectus under the captions "SUMMARY -- Opinion of the Special Committee's Financial Advisor" and "THE MERGER -- Background of the Merger," "-- FoxMeyer's Reasons for the Merger and Recommendation of the Special Committee" and "-- Opinion of the Special Committee's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit and we disclaim that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                             By:    /s/ SMITH BARNEY INC.
                                         -----------------------------------
            SMITH BARNEY INC.





New York, New York
September 12, 1994